UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 8, 2008

ORBCOMM Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip code)

(201) 363-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

        On November 3, 2008, ORBCOMM Inc. (the “Company”), Stellar Satellite Communications Ltd., a wholly owned subsidiary of the Company (“Stellar”), and Delphi Electronics & Safety Division of Delphi Incorporated (“Delphi”) entered into Amendment Number Two (the “Amendment”) to the Cooperation Agreement, dated as of May 18, 2004, as amended (the “Cooperation Agreement”).

        Pursuant to the Cooperation Agreement, Delphi has agreed to design, manufacture and supply to Stellar advanced automotive grade subscriber communicators for use with the Company’s communication system. Subject to limited exceptions, Delphi is the sole supplier of newly developed subscriber communicators for Stellar during the term of the Cooperation Agreement. The Amendment extends the term of the Cooperation Agreement until December 31, 2010, clarifies the terms of royalty payments payable by Stellar with respect to subscriber communicators up-integrated into separate products which have not been purchased or procured by Stellar from Delphi, and confirms the parties agreement that no royalty is payable on products purchased or procured by Stellar from Delphi.

        Effective as of September 8, 2008, Stellar and Delphi have also entered into a Pricing Agreement (the “Pricing Agreement”). Pursuant to the Pricing Agreement, Delphi has agreed to supply DS 401, DS 300, DS 100 and DS 101 model subscriber communicators to Stellar at specified per unit prices. The parties reserve the right to review and renegotiate the prices annually on the basis of commodity costs fluctuating at a rate more than a specified percentage above or below current commodity costs. Stellar has agreed to purchase approximately $4.8 million of a future model of subscriber communicator (DS 401) over a two-year period beginning once the subscriber communicator model is commercially available. All products supplied by Delphi will carry a four year field warranty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.
By:	/s/ Christian Le Brun

	Name: Title:	Christian Le Brun Executive Vice President, General Counsel and Secretary

Date:  November 7, 2008

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